Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 30, 2005 with respect to the consolidated balance sheets of Qiao Xing Universal Telephone Inc. as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years ended December 31, 2004 included in its Annual Report (Form 20-F) for the fiscal year ended December 31, 2004.
/s/ Grobstein, Horwath & Company LLP
Sherman Oaks, California
March 15, 2006